CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2025, relating to the financial statements and financial highlights of Beacon Planned Return Strategy Fund, Brigade High Income Fund, Carret Kansas Tax-Exempt Bond Fund, Clarkston Partners Fund, Clarkston Fund, Clarkston Founders Fund, and Hillman Value Fund, each a series of ALPS Series Trust, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 26, 2026